Exhibit 99.1

The St. Joe Company Reports Third Quarter 2019 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--October 30, 2019--The St. Joe Company (NYSE: JOE) (the “Company”) today announced net income for the third quarter of 2019 of $5.7 million, or $0.10 per share, compared with net income of $5.5 million, or $0.09 per share, for the third quarter of 2018. Net income for the third quarter of 2019 reflects an income tax expense of $3.0 million compared to a net income tax benefit of $3.5 million for the third quarter of 2018. Operating income for the third quarter of 2019 improved by approximately $5.5 million as compared to the third quarter of 2018.

Total revenue for the third quarter of 2019 was $32.8 million as compared to $23.7 million in the third quarter of 2018 due to increases in real estate revenue, hospitality revenue and leasing revenue, partially offset by a decrease in timber revenue.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said: “We are nearing one thousand homesites under contract, many of which are currently under site development. Four new hotels, two apartment communities, an assisted living center, a new resort complex and many other projects are under construction. We expect to initiate many more residential, hospitality and commercial leasing projects to continue meeting regional demand. We also expect projects, upon completion, to increase St. Joe’s bottom-line performance.”

The following information compares the third quarter of 2019 to the third quarter of 2018.

Real Estate Revenue

Real estate revenue increased to $13.5 million in 2019 from $6.2 million in 2018. The increase was driven primarily by increased residential homesite sales. The Company sold 94 homesites in the third quarter of 2019 as compared to 14 homesites in the third quarter of 2018 bringing the 2019 nine month volume total to 276 homesites as compared to 157 for the same period in 2018.

As of September 30, 2019, the Company had 995 residential homesites under contract, expected to result in revenue of approximately $83.0 million over the next several years. As of September 30, 2018, the Company had 638 residential homesites under contract, expected to result in revenue of approximately $65.2 million.

Hospitality Revenue

Hospitality revenue increased by $1.9 million in 2019 as compared to 2018 due to an increase in the number of The Clubs by JOE members and membership revenue, an increase in FOOW restaurant revenue, opening of the Camp WaterColor restaurant in March 2019 and additional revenue from the new WaterColor Store that opened in January 2019. This increase was partially offset by a reduction in marina revenue due to the damage sustained by Hurricane Michael. Gross margins increased to 27.1% in 2019 as compared to 23.1% in 2018.

As of September 30, 2019, the Company had under construction a 255-room Embassy Suites hotel in the Pier Park area of Panama City Beach, Florida, as well as a 75-room boutique inn and new The Clubs by JOE amenities at Camp Creek. In addition, the Company announced plans for a 143-room Hilton Garden Inn hotel to be located near the Northwest Florida Beaches International Airport. The Company intends to operate these new hotels.

Leasing Revenue

Leasing revenue increased by approximately $0.4 million in 2019 as compared to the same period in 2018. This increase was partially offset by a $0.4 million reduction in marina slip rental revenue caused by the closure and planned redevelopment of the Company’s marinas. As of September 30, 2019, the Company’s rentable space consisted of approximately 822,000 square feet, which was 92% leased, as compared to approximately 808,000 square feet as of September 30, 2018, which was 89% leased. In addition, the initial 120 apartment units in Pier Park Crossings were completed and are 99% occupied.

As of September 30, 2019, the Company had under construction eight commercial leasing projects totaling approximately 137,000 square feet of rentable space in addition to a 124-room TownePlace Suites hotel that will be operated by a third party, 107 assisted living / memory care units, a 15,500 square foot Busy Bee branded fuel station and convenience store and two apartment communities consisting of a total of 457 units (120 units complete).

Timber Revenue

Timber revenue decreased to $1.3 million in 2019 as compared to $1.8 million in 2018 due to the residual effects of Hurricane Michael.

Other Operating and Corporate Expenses

Other operating and corporate expenses of $5.1 million remained essentially flat in 2019 as compared to 2018. The Company continues to manage operating costs to maintain an efficient structure.

Liquidity

The Company had cash, cash equivalents and investments of $202.4 million as of September 30, 2019, compared to $240.3 million as of December 31, 2018, a decrease of $37.9 million. During the nine months ended September 30, 2019, the company used approximately $77.7 million for capital expenditures and $18.8 million to repurchase 1,141,529 shares of its common stock. As of September 30, 2019, the Company had approximately 59.5 million shares of its common stock outstanding.

Financial data schedules included in this press release provide greater detail on business performance, summarizing the consolidated results, summary balance sheets, debt schedule and other operating and corporate expenses for the third quarter of 2019 and 2018, respectively.

FINANCIAL DATA
Consolidated Results (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Real estate revenue	$13.5	$6.2	$33.6	$46.1
Hospitality revenue	14.0	12.1	37.0	32.1
Leasing revenue	4.0	3.6	11.2	10.5
Timber revenue	1.3	1.8	2.6	5.3
Total revenue	32.8	23.7	84.4	94.0
Expenses
Cost of real estate revenue	6.0	3.7	14.7	10.8
Cost of hospitality revenue	10.2	9.3	26.4	25.5
Cost of leasing revenue	1.3	1.2	3.4	3.5
Cost of timber revenue	0.2	0.2	0.5	0.6
Other operating and corporate expenses	5.1	5.1	16.1	16.1
Depreciation, depletion and amortization	2.6	2.3	7.2	6.8
Total expenses	25.4	21.8	68.3	63.3
Operating income	7.4	1.9	16.1	30.7
Investment income, net	2.4	2.6	11.0	12.2
Interest expense	(3.1)	(2.9)	(9.1)	(8.9)
Other income, net	2.1	0.3	7.1	0.8
Income before income taxes	8.8	1.9	25.1	34.8
Income tax (expense) benefit	(3.0)	3.5	(7.1)	(2.8)
Net income	5.8	5.4	18.0	32.0
Net (income) loss attributable to non-controlling interest	(0.1)	0.1	0.1	0.4
Net income attributable to the Company	$5.7	$5.5	$18.1	$32.4
Net income per share attributable to the Company	$0.10	$0.09	$0.30	$0.51
Weighted average shares outstanding	60,043,427	61,066,731	60,187,313	63,418,118

($ in millions except share and per share amounts)
Summary Balance Sheet (Unaudited)
($ in millions)

	September 30, 2019	December 31, 2018
Assets
Investment in real estate, net	$410.2	$351.0
Cash and cash equivalents	165.3	195.2
Investments – debt securities	0.0	9.0
Investments – equity securities	37.1	36.1
Other assets	59.9	60.3
Property and equipment, net	18.8	12.0
Investments held by special purpose entities	206.7	207.4
Total assets	$898.0	$871.0

Liabilities and Equity
Debt, net	$85.6	$69.4
Other liabilities	60.8	47.4
Deferred tax liabilities, net	52.1	44.3
Senior Notes held by special purpose entity	177.0	176.8
Total liabilities	375.5	337.9
Total equity	522.5	533.1
Total liabilities and equity	$898.0	$871.0

Debt Schedule (Unaudited)
($ in millions – Net of issuance costs)

	September 30, 2019	December 31, 2018
Pier Park North joint venture	$45.4	$46.0
Pier Park Crossings joint venture	28.6	14.3
Community Development District	7.1	6.3
Beach Homes	1.6	--
Pier Park outparcel	1.5	1.6
WaterColor Crossings	1.4	1.2
Total debt, net	$85.6	$69.4

Other Operating and Corporate Expenses (Unaudited)
($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Employee costs	$1.9	$2.2	$5.7	$5.7
401(k) contribution	--	--	1.1	1.1
Non-cash stock compensation costs	--	--	--	0.1
Property taxes and insurance	1.3	1.1	3.7	3.6
Professional fees	1.0	1.0	3.0	2.7
Marketing and owner association costs	0.2	0.3	0.9	0.9
Occupancy, repairs and maintenance	0.2	0.2	0.7	0.7
Other	0.5	0.3	1.0	1.3
Total other operating and corporate expense	$5.1	$5.1	$16.1	$16.1

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter 2019 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding expected revenues from sales of residential homesites; our continued cost discipline to maintain an efficient cost structure; timing of new projects in 2019; and our continued progress in our operations, including revenue growth expectations from new projects or phases. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (2) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (3) significant decreases in the market value of our investments in securities or any other investments; (4) our ability to capitalize on strategic opportunities presented by a growing retirement demographic; (5) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (6) volatility in the consistency and pace of our residential real estate sales; (7) any downturns in real estate markets in Florida or across the nation; (8) any reduction in the supply of mortgage loans or tightening of credit markets; (9) our ability to fully recover under claims for losses related to Hurricane Michael; (10) our dependence on the real estate industry and the cyclical nature of our real estate operations; (11) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (12) changes in laws, regulations or the regulatory environment affecting the development of real estate; (13) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (14) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (15) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (16) ability to mutually agree to joint venture structures with our potential joint venture partners and to successfully enter into previously announced potential joint ventures; (17) and the other cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations concentrated in Northwest Florida, which the Company predominantly use, or intend to use, for or in connection with various residential real estate developments, hospitality operations, commercial developments and leasing operations and forestry operations. More information about the Company can be found on its website at www.joe.com.

© 2019, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and “VentureCrossings®” and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com